Exhibit 5.1

Hogan Lovells US LLP Park Place II 7930 Jones Branch Drive, Ninth Floor McLean, VA 22102 T +1 703.610.6100 F +1 703.610.6200 www.hoganlovells.com

July 20, 2011

Board of Trustees Public Storage

701 Western Avenue

Glendale, CA 91201

Ladies and Gentlemen:

We are acting as special counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale of up to 19,550,000 depositary shares (the “Shares”), each representing 1/1000th of a 6.35% Cumulative Preferred Share of Beneficial Interest, Series R (the “Preferred Shares”) of the Company, pursuant to the terms of the Underwriting Agreement dated July 19, 2011 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as Representatives of the several underwriters named in Schedule 1 thereto (the “Agreement”), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated July 19, 2011 and the accompanying prospectus dated June 11, 2010 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Shares and the Preferred Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Trustees

July 20, 2011

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”), and applicable provisions of the Maryland General Corporation Law, as amended (the “MGCL”), and (ii) as to the opinions given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Maryland REIT Law” and “MGCL” include the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Preferred Shares, upon receipt by the Company of the consideration for the Preferred Shares specified in resolutions of the Board of Trustees and the Special Committee thereof, will be validly issued, fully paid and non-assessable.

(b) The depositary receipts evidencing the Shares, upon due issuance against a deposit of the Preferred Shares in accordance with the certain Master Deposit Agreement, dated as of May 31, 2007, between the Company and Computershare Trust Company, N.A., as depositary, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and Master Deposit Agreement.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP